THIRD AMENDMENT

TO SUBADVISORY AGREEMENT

THIS AMENDMENT effective as of the 21st day of April, 2009 amends that certain Subadvisory Agreement effective September 24, 2007, as amended as of January 1, 2009 and as of January 28, 2009 (the “Agreement”) among Virtus Opportunities Trust (formerly known as Phoenix Opportunities Trust) (the “Fund”), a Delaware statutory trust on behalf of its series Virtus Foreign Opportunities Fund and Virtus Global Opportunities Fund (the “Series”), Virtus Investment Advisers, Inc. (formerly known as Phoenix Investment Counsel, Inc.), a Massachusetts corporation (the “Adviser”) and Vontobel Asset Management, Inc., a New York corporation (the “Subadviser”) as follows:

1.	All references to Phoenix Investment Counsel, Inc. are hereby deleted from the Agreement and Virtus Investment Advisers, Inc. is substituted in its place.

2.	All references to Phoenix Opportunities Trust are hereby deleted from the Agreement and Virtus Opportunities Trust is substituted in its place.

3.	Virtus Greater Asia ex Japan Opportunities Fund and Virtus Greater European Opportunities Fund are hereby added as additional Series to the Agreement.

4.	The subadvisory fee for each of Virtus Greater Asia ex Japan Opportunities Fund and Virtus Greater European Opportunities Fund is hereby set forth on Schedule C to the Agreement, Schedule C is hereby deleted and Schedule C attached hereto is substituted in its place to reflect such addition.

5.	Schedule F to the Agreement is hereby deleted and Schedule F attached hereto is substituted in its place to reflect the additions of Virtus Greater Asia ex Japan Opportunities Fund and Virtus Greater European Opportunities Fund.

6.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Agreement.

7.	This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers.

VIRTUS OPPORTUNITIES TRUST

By:	/s/ George R. Aylward
Name:	George R. Aylward
Title:	President

VIRTUS INVESTMENT ADVISERS, INC.

By:	/s/ Francis G. Waltman
Name:	Francis G. Waltman
Title:	Senior Vice President

ACCEPTED:

VONTOBEL ASSET MANAGEMENT, INC.

By:	/s/ Henry Schlegel
Name:	Henry Schlegel
Title:	President and Chief Executive Officer

VONTOBEL ASSET MANAGEMENT, INC.

By:	/s/ Joseph Mastoloni
Name:	Joseph Mastoloni
Title:	First Vice President and Chief Compliance Officer

SCHEDULES:	A.	Operational Procedures
	B.	Record Keeping Requirements
	C.	Fee Schedule
	D.	Subadviser Functions
	E.	Form of Sub-Certification
	F.	Designated Series

SCHEDULE C

(a) For services provided to the Series, the Adviser will pay to the Subadviser, a fee, payable in arrears at the annual rate set forth below by Series of the management fee as stipulated in the Fund’s registration statement. The fees shall be prorated for any month during which this Agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadviser, the net asset value of the Fund and its Series shall be valued as set forth in the then current registration statement of the Fund.

The fee to be paid to the Subadviser is:

Fund Name	All Assets
Virtus Foreign Opportunities Fund	50% of the gross advisory fee
Virtus Global Opportunities Fund	50% of the gross advisory fee
Virtus Greater Asia ex Japan Opportunities Fund	50% of the net advisory fee
Virtus Greater European Opportunities Fund	50% of the net advisory fee

The fee referred to above shall be wired to Vontobel’s account set forth below:

Bank:	JP Morgan Chase & Co.
410 Park Avenue
New York, NY 10022
ABA No.: 021000021
SWIFT: CHASUS33

Beneficiary:	Vontobel Asset Management, Inc.
1540 Broadway, 38th Floor
New York, NY 10036
Account No. 904810445

SCHEDULE F

Virtus Foreign Opportunities Fund

Virtus Global Opportunities Fund

Virtus Greater Asia ex Japan Opportunities Fund

Virtus Greater European Opportunities Fund